Exhibit 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 18, 2005, with respect to the financial statements of Annuity Investors Life Insurance Company and the financial statements of Annuity Investors Variable Account A, in Post-effective Amendment No. 11 (Form N-4 No. 33-59861) and Post-effective Amendment No. 22 (Form N-4 No. 811-07299) to the Registration Statements and related Prospectus and Statement of Additional Information of Annuity Investors Variable Account A filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
April 25, 2005